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FORM 3
               U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)

MARSHALL, Trevor Gordon
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(Last) (First)  (Middle)

3423 Hill Canyon Ave
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(Street)

Thousand Oaks, CA, 91360
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(City)       (State)  (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

5/10/2000
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

YARC SYSTEMS CORPORATION INC (OTC-BB: YARCE)
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5. Relationship of Reporting Person to Issuer
(Check all applicable)
[X] Director                   [X] 10% Owner
[X] Officer (give title below) [_] Other (specify below)

    Chief Executive Officer
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)
[X] Form Filed by One Reporting Person
[_] Form Filed by More Than One Reporting Person
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TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                           3.Ownership Form
                    2. Amount of Securities  Direct (D) or
1. Title of Security   Beneficially Owned    Indirect (I)  4.Nature of Indirect
     (Instr. 4)            (Instr. 4)          (Instr. 5)  Beneficial Ownership
                                                                (Instr. 4)
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

Common Stock                4,960,000             D
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Preference A                  258,638             D
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Preference B                   68,334             D
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Common Stock (1)              730,000             I         Owned by Spouse (1)
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

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FORM 3 (CONTINUED)
              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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


                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct     6. Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)    (Instr. 5)
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


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
Explanation of Responses:
(1) 730,000 Common Stock securities are owned by Frances E Marshall, Spouse of Trevor G Marshall, who is also an officer of the Company

**  Intentional misstatements or omissions of facts   /s/Trevor G Marshall      5/10/2000
    constitute Federal Criminal Violations.          ----------------------     ---------
    See 18 U.S.C. (1001 and 15 U.S.C. 78ff(a).   **Signature of Reporting Person   Date

Note:   File three copies of this Form, one of which must be manually signed. If space provided is sufficient, See Instruction 6 for procedure.
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